Exhibit 10.5

Execution Version

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”), effective as of February 18, 2020 (the “Effective Date”), is made by and among Vitesse Management Company LLC, a Delaware limited liability company (the “Company”), Brian J. Cree (“Executive”), Vitesse Energy, LLC, a Delaware limited liability company (“Vitesse Energy”), and Vitesse Oil, LLC, a Delaware limited liability company (“Vitesse Oil”) (each individually a “Party” or collectively the “Parties”).

W I T N E S S E T H:

WHEREAS, Executive and the Company entered into that certain employment agreement, effective as of August 6, 2013 (the “Initial Employment Agreement”);

WHEREAS, the Initial Employment Agreement was amended and restated effective as of May 6, 2014, and again effective July 1, 2018 (the “Original Effective Date” and, the Initial Employment Agreement as so amended and restated, the “Amended and Restated Employment Agreement”);

WHEREAS, Vitesse Energy has previously entered into a Services Agreement, dated as of May 6, 2014, with the Company (the “Vitesse Energy Services Agreement”), Vitesse Oil has previously entered into an Amended and Restated Services Agreement, dated as of May 6, 2014, with the Company (the “Vitesse Oil Services Agreement”), and the Company has previously entered into a Services Agreement (the “JETX Services Agreement”) dated as of July 1, 2016, with JETX Energy, LLC (formerly known as Juneau Energy, LLC); and

WHEREAS, the Parties desire to amend and restate the Amended and Restated Employment Agreement as set forth herein.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Executive agree as follows:

ARTICLE I

DEFINITIONS

In addition to the terms defined in the body of this Agreement, for purposes of this Agreement, the following capitalized words shall have the meanings indicated below:

1.1 “Affiliate” means, with respect to a particular person or entity, any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity. For purposes of this Agreement, (a) the Company and its Affiliates, on the one hand, and (b) Executive or any other Company Entity, on the other, shall not be deemed “Affiliates.”

1.2 “Board” shall mean the Board of Managers of Vitesse Energy, or an authorized committee thereof.

1.3 “Cause” shall mean a reasonable determination by the Board that Executive (a) has engaged in gross negligence, gross incompetence or willful misconduct in the performance of Executive’s duties with respect to any Company Entity, (b) has refused without proper legal reason to perform Executive’s duties and responsibilities to any Company Entity, (c) has materially breached any provision of Article VIII, any other provision of this Agreement or any future written agreement or corporate policy or code of conduct that may be established (and as may be amended from time to time) by any Company Entity, including the Company, Vitesse Energy and Vitesse Energy Parent, (d) has engaged in conduct that is materially injurious to any Company Entity, (e) has disclosed without specific authorization from the Company confidential information of any Company Entity that is materially injurious to any such Company Entity, (f) has committed an act of theft, fraud, embezzlement, misappropriation or breach of a fiduciary duty to any Company Entity, (g) has been convicted of (or pleaded no contest to) a crime involving fraud, dishonesty or moral turpitude or any felony (or a crime of similar import in a foreign jurisdiction), or (h) has, directly or indirectly (through a failure to put in place and enforce appropriate compliance controls and procedures), violated, or there appears to be, after due inquiry, a reasonable basis to conclude that Executive has violated, the Foreign Corrupt Practices Act of 1977, as amended.

1.4 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.5 “Company Entity” or “Company Entities” shall mean (a) the Company and its Affiliates as capitalized on the Effective Date and (b) any other entity for which the Company provides services, for so long as the Company provides services for such entity.

1.6 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with the Company, subject to adjustment as provided in Section 3.3.

1.7 “Exchange Property Interests” has the meaning given to such term in the Vitesse Energy LLC Agreement.

1.8 “Good Reason” shall mean the occurrence of any of the following events:

(a) a material diminution in Executive’s Base Salary or Bonus Payment;

(b) a material diminution in Executive’s authority, duties, or responsibilities;

(c) the involuntary relocation of the geographic location of Executive’s principal place of employment by more than 75 miles from the location of Executive’s principal place of employment as of the Effective Date (as listed in Section 9.1); or

(d) a material breach by the Company of a material provision of this Agreement.

Notwithstanding the foregoing provisions of this Section 1.8 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for “Good Reason” shall not be effective unless all of the following conditions are satisfied: (i) the condition described in this Section 1.8 giving rise to Executive’s termination of employment must have arisen without Executive’s consent; and (ii) (A) Executive must provide written notice to the Company of such condition in accordance with Section 9.1 within 30 days of the initial existence of the condition, (B) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company and (C) the date of Executive’s termination of employment must occur within 30 days after the expiration of the cure period set forth in clause (B) of this Section 1.8. This definition of “Good Reason” shall be construed and administered in accordance with the requirements of Treasury Regulation Section 1.409A-1(n)(2).

1.9 “Notice of Termination” shall mean a written notice delivered by the Company or Executive to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and the Date of Termination that sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

1.10 “Vitesse Energy LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Vitesse Energy, dated as of the Original Effective Date, as amended.

1.11 “Vitesse Energy MIUs” means the Management Incentive Units as defined in the Vitesse Energy LLC Agreement.

1.12 “Vitesse Energy Parent” means Jefferies Financial Group Inc., a New York corporation.

1.13 “Vitesse Oil LLC Agreement” means the First Amended and Restated Limited Liability Company Agreement of Vitesse Oil, dated as of November 25, 2013, as amended.

1.14 “Vitesse Oil MIUs” means the Management Incentive Units as defined in the Vitesse Oil LLC Agreement.

ARTICLE II

EMPLOYMENT AND DUTIES

2.1 Employment; Effective Date. The Company agrees to employ Executive, and Executive agrees to be employed by the Company, pursuant to the terms of this Agreement beginning as of the Effective Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2 Positions. From and after the Effective Date, Executive shall serve in the position of President and Chief Financial Officer of the Company or in such other position or positions as the Parties mutually may agree and shall report to the Board.

2.3 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.2 and to perform diligently and to the best of Executive’s abilities the usual and customary duties and services appertaining to such positions, as well as such additional duties and services as the Company may determine, including the proportionate amount of time spent with respect thereto, whether such duties and services be for the Company or any other Company

Entity (the “Company Duties”). Executive’s employment shall also be subject to the policies maintained and established by the Company, Vitesse Energy and Vitesse Energy Parent that are of general applicability to the employees of Company, Vitesse Energy or Vitesse Energy Parent, as applicable, as such policies may be amended from time to time.

2.4 Other Interests. Executive agrees, during the period of Executive’s employment by the Company, to devote substantially all of Executive’s business time, energy and best efforts to the business and affairs of the Company, unless otherwise expressly approved by the Company. Notwithstanding the foregoing, the Parties acknowledge and agree that Executive may (a) engage in and manage Executive’s passive personal investments, (b) engage in charitable and civic activities, (c) own and manage any Exchange Property Interests, and (d) engage in such other activities that the Company and Executive mutually agree to; provided, however, that such activities shall be permitted so long as such activities do not conflict with the business and affairs of the Company or interfere with the performance of Executive’s duties hereunder. In addition, the Company agrees that Executive may make capital investments in Gerrity Bakken, LLC and its affiliates; provided, however, that Executive agrees that any future opportunities related to the Bakken shale that are not related to existing leases or acreages owned or held by Executive or Gerrity Bakken, LLC as of the Original Effective Date shall be offered to the Company first.

2.5 Performance of Duties. Executive represents and covenants that, other than with respect to (a) the Vitesse Energy LLC Agreement, (b) the Vitesse Oil LLC Agreement, (c) the Vitesse Energy Services Agreement, (d) the JETX Services Agreement, and (e) the Vitesse Oil Services Agreement, he is not the subject of or a party to or bound by any employment agreement, non-competition covenant, nondisclosure agreement, or any other agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement, and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

2.6 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of the Company and to do no act that would materially injure the business, interests, or reputation of the Company. In keeping with these duties, Executive shall make full disclosure to the Company of all business opportunities pertaining to the business of the Company and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

2.7 Conflicts of Interest. Except with respect to Vitesse Energy and its Affiliates, on the one hand, and any other Company Entity (other than the Company) and its Affiliates, on the other, Executive agrees that he shall promptly disclose to the Company any conflict of interest involving Executive upon Executive becoming aware of such conflict.

ARTICLE III

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term. Subject to the remaining terms of this Article III, this Agreement shall be for an initial term that begins on the Effective Date and continues in effect through December 31, 2023 (the “Initial Term”); provided that, either Party may give notice to the other Party on or prior to December 31, 2021 that the Initial Term of this Agreement will end on December 31, 2022; provided further that, unless terminated sooner as herein provided, the term shall continue on a year to year basis after December 31, 2023 (each a “Renewal Term” and together with the Initial Term, the “Term”). If the Company or Executive elects not to renew this Agreement for a Renewal Term, the Company or Executive must give a Notice of Termination to the other Party at least 90 days before the expiration of the then-current Initial Term or Renewal Term, as applicable. If the Company elects not to renew this Agreement and Executive’s employment with the Company is not terminated, Executive shall continue as an at-will employee of the Company and this Agreement shall terminate, subject to Section 9.11, at the end of the current Term.

3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, the Company may terminate Executive’s employment under this Agreement, with the prior written consent of the Board, at any time for any of the following reasons by providing Executive with a Notice of Termination:

(a) upon Executive being unable to perform Executive’s duties or fulfill Executive’s obligations under this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than three months as determined by the Company and certified in writing by a competent medical physician jointly selected by Executive (or Executive’s legally authorized representative) and the Board (“Disability”); or

(b) Executive’s death; or

(c) for Cause; or

(d) for any other reason whatsoever or for no reason at all, in the sole discretion of the Company.

3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate Executive’s employment under this Agreement for:

(a) Good Reason; or

(b) for any other reason whatsoever or no reason at all, in the sole discretion of Executive, by providing the Company with a Notice of Termination.

In the case of a termination of employment by Executive pursuant to this Section 3.3, the Date of Termination specified in the Notice of Termination shall not be less than 15 nor more than 60 days, from the date such Notice of Termination is given, and the Company may require a Date of Termination earlier than that specified in the Notice of Termination (and, if such earlier Date of Termination is so required, it shall not change the basis for Executive’s termination nor be construed or interpreted as a termination of employment pursuant to Section 3.1 or 3.2).

3.4 Deemed Resignations. Unless otherwise agreed to in writing by the Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of the Company and each of its applicable Affiliates, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors or similar governing body of any Affiliate of the Company and from the board of directors or similar governing body of any corporation, limited liability entity or other entity in which the Company or any of its Affiliates holds an equity interest and with respect to which board or similar governing body Executive serves as the Company’s or such Affiliate’s designee or other representative.

3.5 Meaning of Termination of Employment. For all purposes of this Agreement, Executive shall be considered to have terminated employment with the Company when Executive incurs a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

ARTICLE IV

COMPENSATION AND BENEFITS

4.1 Base Salary. During the Term, Executive shall receive a minimum, annualized base salary of $400,000 (the “Base Salary”). Executive’s annualized base salary shall be reviewed periodically, but at least annually, by the Board, and, in the sole discretion of the Board, such annualized base salary may be increased effective as of any date so determined. Executive’s Base Salary shall be paid in equal installments in accordance with the standard policy of the Company regarding payment of compensation to executives but no less frequently than monthly.

4.2 Bonuses. During the Term, Executive shall receive a minimum1 bonus compensation set forth below (“Bonus Payment”) to be paid by January 31st of the following year (except for the Bonus Payment for 2019, which shall be paid by February 29, 2020):

(a) for the year ending December 31, 2019, $500,000;

(b) for the year ending December 31, 2020, $575,000;

(c) for the year ending December 31, 2021, $650,000;

(d) for the year ending December 31, 2022, $725,000; and

(e) for the year ending December 31, 2023 and thereafter, $800,000.

Except as set forth in Section 7.1(b), (f) and (g), Executive must remain employed until the last day of the relevant calendar year in order to earn the Bonus Payment payable in respect of such calendar year.

4.3 Benefits. During the Term, Executive shall be entitled to receive all benefits of employment generally available to the Company’s other executive employees when and as such benefits, if any, become available and Executive becomes eligible for them, including any sick leave, medical, dental, life and disability insurance benefits, long-term incentive plan, stock option plan, pension plan and/or profit-sharing plan.

[1]

NTD: “Minimum” added in the event significant work is provided by Executive outside the scope of operating the Company Entities as they are currently operated or if consulting services are provided for non-Company Entities.

4.4 Vacation and Leave. Executive shall be entitled to paid vacation days in accordance with the policy of the Company and industry standards. Executive shall also be entitled to all paid holidays given by the Company to its employees generally.

4.5 Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, in each case, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company (but in any event not later than 30 days after receipt by the Company). In no event shall any reimbursement be made to Executive for such fees and expenses incurred after the date that is one month after the date of Executive’s termination of employment with the Company.

4.6 Offices. Subject to Articles II, III, and IV, Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director or manager of any Company Entity and as a member of any committees of the board of directors or similar governing bodies of any such entities, and in one or more executive positions of any Company Entity.

4.7 Vesting of Management Incentive Units. Subject to the terms of the Vitesse Oil LLC Agreement and the Vitesse Energy LLC Agreement, as applicable, including for the avoidance of doubt, the Management Incentive Plan included as an exhibit thereto and any award letter issued with respect thereto, provided Executive has not incurred a termination of employment from the Effective Date through the applicable vesting dates:

(a) the Vitesse Oil MIUs of Executive are fully vested; and

(b) the Vitesse Energy MIUs of Executive are fully vested.

For the avoidance of doubt, no further vesting of Vitesse Oil MIUs or Vitesse Energy MIUs will occur following the termination of Executive’s employment.

ARTICLE V

PROTECTION OF INFORMATION

5.1 Disclosure to and Property of the Company. For purposes of this Article V, any reference to “employment” or similar terms shall include a director, manager and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any Company Entity’s business, trade secrets, products or services (including all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be retained for and, to the extent practicable, disclosed to the applicable Company Entity and are and shall be the sole and exclusive property of the applicable Company Entity (subject to the provisions of Section 2.4 relating to Gerrity Bakken, LLC). Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, specifications, computer programs, E-mail, voice mail, electronic databases, maps, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, made, developed or acquired by Executive individually or in conjunction with others during the period of Executive’s employment by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to any Company Entity’s business, trade secrets, products or services (collectively, “Work Product”) are and shall be the sole and exclusive property of the applicable Company Entity. Executive agrees to perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by the Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to the applicable Company Entity.

5.2 Disclosure to Executive. The Company shall disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of the Company Entities; and shall entrust Executive with business opportunities of the Company Entities; and shall place Executive in a position to develop business good will on behalf of the Company Entities.

5.3 No Unauthorized Use or Disclosure. Executive agrees to use reasonable efforts to preserve and protect the confidentiality of all Confidential Information and of all Work Product containing Confidential Information of the Company Entities. Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of, and Executive shall not remove from the Company premises, Confidential Information or Work Product of the Company Entities, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use all reasonable efforts to obligate all persons or entities to whom any Confidential Information shall be disclosed by Executive hereunder to preserve and protect the confidentiality of such Confidential Information. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent (a) such Confidential Information has become publicly available other than as a result of a breach of this Agreement by Executive, (b) the Confidential Information must be disclosed by Executive to perform his obligations and duties hereunder, (c) the Confidential Information is learned independently by the Executive without violation of a duty of confidentiality owed to the Company Entities, or (d) the disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order. At the request of the Company at any time, Executive agrees to deliver to the Company all Confidential Information that Executive may possess or control. Executive agrees that all Confidential Information of the Company Entities (whether now or hereafter existing) conceived, discovered or made by Executive during the period of Executive’s employment by the Company exclusively belongs to the applicable Company Entity (and not to Executive), and upon request by the Company for specified Confidential Information, Executive will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. As a result of Executive’s employment by the Company, Executive may also from time to time have access to, or knowledge of, confidential information or work product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company Entities. Executive also agrees to use reasonable efforts to preserve and protect the confidentiality of such third-party Confidential Information and Work Product. Pursuant to the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of any Confidential Information that (i) is made (A) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

5.4 Ownership. If, during Executive’s employment by the Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to the business, products, or services of one or more Company Entities, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on the Company’s premises or otherwise), including any Work Product, such applicable Company Entities shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work relating to the business, products, or services of one or more Company Entities is not prepared by Executive within the scope of Executive’s employment but is specially ordered by such Company Entities as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and such applicable Company Entities shall be the author of the work. If the work relating to the business, products, or services of one or more Company Entities is either prepared by Executive within the scope of Executive’s employment or a work specially ordered that is deemed to be a work made for hire during Executive’s employment by the Company, then Executive hereby agrees to assign, and by these presents does assign, to such applicable Company Entities all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.

5.5 Assistance by Executive. During the period of Executive’s employment by the Company, Executive shall assist each Company Entity, at any time, in the protection of such Company Entity’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by such applicable Company Entity and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with the Company terminates, at the request from time to time and expense of each Company Entity, Executive shall reasonably assist such Company Entity, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of such Company Entity’s worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by such Company Entity and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.6 Remedies. Executive acknowledges that each Company Entity is a third-party beneficiary of Executive’s obligations to it under this Article V and has rights to enforce it as such, and that money damages would not be a sufficient remedy for any breach of this Article V by Executive, and the Company Entities shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

ARTICLE VI

STATEMENTS CONCERNING COMPANY ENTITIES

6.1 Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about any Company Entity or its directors, managers, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose Confidential Information (other than Confidential Information that has become publicly available other than as a result of a breach of this Agreement by Executive) of any Company Entity or its business affairs, directors, managers, officers, employees, consultants, agents or representatives, or (c) place any Company Entity or its directors, managers, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. Executive acknowledges that each Company Entity is a third-party beneficiary of Executive’s obligations to it under this Article VI and has rights to enforce it as such. The rights afforded under this Section 6.1 are in addition to any and all rights and remedies otherwise afforded by law. The foregoing notwithstanding, nothing shall prevent Executive from testifying in any legal proceeding pursuant to a subpoena or other legal process. Notwithstanding any provision to the contrary in this Agreement, nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Additionally, the parties acknowledge and agree that Executive does not need the prior authorization of the Company to make any such reports or disclosures and Executive is not required to notify the Company that Executive has made such reports or disclosures.

ARTICLE VII

EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION

7.1 Effect of Termination of Employment on Compensation.

(a) Benefit Obligation, Accrued Obligation and Bonus Obligation Defined. For purposes of this Agreement, payment of the “Benefit Obligation” shall mean payment by the Company to Executive (or his designated beneficiary or legal representative, as applicable), in accordance with the terms of the applicable plan document, of all vested benefits to which Executive is entitled under the terms of the employee benefit plans and compensation arrangements in which Executive is a participant as of the Date of Termination. “Accrued Obligation” means the sum of (1) Executive’s Base Salary through the Date of Termination, (2) any accrued vacation pay earned by the Executive, and (3) any incurred but unreimbursed expenses for which Executive is entitled to reimbursement in accordance with Section 4.5, in each case, to the extent not theretofore paid. “Bonus Obligation” means (i) Executive’s earned but unpaid Bonus Payment for any previously completed calendar year determined in accordance with Section 4.2 (“Prior Year Bonus”) and (ii) Executive’s pro-rata Bonus Payment earned through the Date of Termination for the applicable calendar year determined in accordance with Section 4.2 but prorated based on the number of days worked in the calendar year in which the Date of Termination occurs (“Current Year Pro-Rata Bonus”).

(b) Disability; Death. Except as otherwise provided in Section 7.1(g), if during the Term Executive’s employment is terminated pursuant to Section 3.2(a) or 3.2(b), the Company shall pay to Executive (or his designated beneficiary or legal representative, if applicable) the Accrued Obligation, the Prior Year Bonus (if not previously paid) and the Current Year Pro-Rata Bonus within 30 days following the Date of Termination. Following such payments, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive (or his designated beneficiary or legal representative, if applicable) the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law.

(c) By the Company for Cause. If during the Term Executive’s employment is terminated by the Company pursuant to Section 3.2(c), the Company shall pay to Executive the Accrued Obligation and the Prior Year Bonus (if not previously paid) within 30 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(d) By Executive Without Good Reason. If during the Term Executive terminates his employment for any reason other than Good Reason, the Company shall pay to Executive the Accrued Obligation and the Prior Year Bonus (if not previously paid) within 30 days following the Date of Termination. Following such payment, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit

Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements. If during the Initial Term, Executive terminates his employment for any reason other than Good Reason, the Executive shall forfeit, if at all, the Vitesse Energy MIUs and Vitesse Oil MIUs, whether vested or unvested, at the time of such termination based on the following:

(i) If such termination occurs after December 31, 2019 but prior to December 31, 2020, Executive shall forfeit 1/3rd of his Vitesse Energy MIUs and Vitesse Oil MIUs; and

(ii) If such termination occurs after December 31, 2020, no MIUs shall be forfeited.

(e) At the End of the Term. If during the Term either Party provides the other with a written notice of its election not to renew the Agreement and Executive’s employment with the Company is terminated at the end of the Term, the Company shall pay to Executive the Accrued Obligation and the Prior Year Bonus (if not previously paid) within 30 days following the Date of Termination. Following such payments, the Company shall have no further obligations to Executive other than as may be required by law or the terms of an employee benefit plan of the Company. The Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements unless otherwise required by law. The Party providing written notice of its election not to renew the Agreement to the other Party shall not have breached this Agreement if such notice is timely provided.

(f) By the Company Without Cause or by Executive for Good Reason. If during the Term Executive’s employment is terminated by the Company other than for Cause, death or Disability or if Executive terminates his employment for Good Reason, then, Executive shall receive the following benefits and compensation from the Company:

(i) the Company shall pay Executive the Accrued Obligation within 30 days following Executive’s Date of Termination;

(ii) the Company shall pay Executive the Prior Year Bonus (if not previously paid) and the Current Year Pro-Rata Bonus within 30 days following Executive’s Date of Termination;

(iii) the Company shall pay to Executive an amount equal to Executive’s Base Salary and Bonus Payment for the remaining Initial Term with such amount payable, at Executive’s election, in (a) a lump sum within 30 days following the date Executive executes and delivers the General Release to Company or (b) in 12 equal monthly installments commencing on the 60th day following Executive’s Date of Termination; and

(iv) the Company shall pay Executive the Benefit Obligation at the times specified in and in accordance with the terms of the applicable employee benefit plans and compensation arrangements.

(g) Disability; Death While Performing Company Duties. If during the Term Executive’s employment is terminated due to Disability or death while performing Company Duties, the Company shall pay to Executive (or his designated beneficiary or legal representative, if applicable) the benefits and compensation as provided in Section 7.1(f).

Notwithstanding the foregoing, neither Executive, nor his estate, shall be permitted to specify the taxable year in which a payment described in Section 7.1(f) or this Section 7.1(g) shall be paid.

(h) General Release of Claims. Payments to Executive under this Section 7.1 (other than Accrued Obligations, Benefit Obligations and Bonus Obligations) are contingent upon Executive’s execution of a release (the “General Release”) substantially in the form attached hereto as Exhibit A within 50 days of Executive’s Date of Termination that is not revoked by Executive during any applicable revocation period provided in such release (which shall release and discharge the Company Entities and their officers, directors, managers, employees and agents from any and all claims or causes of action of any kind or character, including all claims or causes of action arising out of Executive’s employment with the Company or the termination of such employment).

ARTICLE VIII

NON-COMPETITION AGREEMENT

8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:

(a) “Business” means any endeavor in which any Company Entity is engaged in during the Prohibited Period, and the provision of products or services that are substantially similar to the products or services provided by any business, partnership, firm, corporation or other entity which any Company Entity has made substantial progress toward acquiring on or before the Date of Termination. For the purposes of this definition, the execution by any Company Entity of a binding or non-binding letter of intent, term sheet, or similar agreement or a confidentiality agreement or similar agreement with respect to the acquisition of a business, partnership, firm, corporation or other entity on or before the Date of Termination shall constitute sufficient evidence of the Company Entity having made substantial progress towards acquiring such business, partnership, firm, corporation or other entity.

(b) “Business Opportunity” means any commercial, investment or other business opportunity relating to any Business.

(c) “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with any Business in the Restricted Area other than the Exchange Property Interests and Gerrity Bakken, LLC or any of its Affiliates. In no event will any Company Entity, or, subject to the provisions of Section 2.4 of this Agreement, any Exchange Property Interests or Gerrity Bakken, LLC or any of its Affiliates, be deemed a Competing Business.

(d) “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

(e) “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

(f) “Prohibited Period” means the period during which Executive is employed by the Company hereunder and if (i) Executive is terminated by the Company without Cause, the Company elects not to renew the Term for a Renewal Term pursuant to Section 3.1, or Executive terminates his employment with the Company for Good Reason, a period of six months following Executive’s Date of Termination or (ii) Executive’s employment with the Company is terminated for any reason other than as described in clause (i), a period of one year following Executive’s Date of Termination.

(g) “Restricted Area” means any county in which any Company Entity engages in any Business.

8.2 Non-Competition; Non-Solicitation. Executive and the Company agree to the non-competition and non-solicitation provisions of this Article VIII; (i) in consideration for the Confidential Information provided by the Company to Executive pursuant to Article V; (ii) as part of the consideration for the compensation and benefits to be paid to Executive hereunder; (iii) to protect the trade secrets and confidential information of the Company Entities disclosed or entrusted to Executive by the Company Entities or created or developed by Executive for the Company Entities, the business goodwill of the Company Entities developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by the Company Entities; and (iv) as an additional incentive for the Company to enter into this Agreement.

(a) Executive expressly covenants and agrees that during the Prohibited Period (i) Executive will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) Executive will not, and Executive will cause Executive’s Affiliates not to, directly or indirectly, own, manage, operate, join, become an employee, partner, owner or member of (or an independent contractor to), control or participate in or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.

(b) Executive further expressly covenants and agrees that during the Prohibited Period and subject to Section 2.4 related to Gerrity Bakken, LLC, Executive will not, and Executive will cause Executive’s Affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of any Company Entity or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from any Company Entity any person who or which is a customer of any of such entities during the period during which Executive is employed by the Company.

(c) Executive further expressly covenants and agrees that during the Prohibited Period, Executive will not and Executive will cause Executive’s Affiliates not to appropriate any Business Opportunity of, or relating to, any Company Entity, or engage in any activity that is detrimental to such Company Entity or that limits such Company Entity’s ability to fully exploit such Business Opportunities or prevents the benefits of such Business Opportunities from accruing to such Company Entity.

(d) Executive expressly recognizes that Executive is a high-level, executive employee who will be provided with access to trade secrets as part of Executive’s employment and that the restrictive covenants set forth in this Section 8.2 are reasonable and necessary in light of Executive’s executive position and access to the Company Entities’ trade secrets.

8.3 Relief. Executive and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company Entities. Executive and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and the Company Entities shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and Executive’s agents.

8.4 Reasonableness; Enforcement. Executive hereby represents to the Company that Executive has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and geographic scope of the operations of any Business, (b) Executive’s level of control over and contact with any Business in all jurisdictions in which it is conducted, (c) the fact that any Business is conducted throughout the Restricted Area and (d) the amount of compensation, trade secrets and Confidential Information that Executive is receiving in connection with the performance of Executive’s duties hereunder. It is the desire and intent of the Parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable. It is specifically agreed that the period specified in Section 8.2 shall be computed by excluding from that computation any time during which Employee is in violation of any provision of Section 8.2.

8.5 Reformation. The Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to the applicable Company Entity. Executive expressly represents that enforcement of the restrictive covenants set forth in this Article VIII will not impose an undue hardship upon Executive or any person or entity Affiliated with Executive. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from the Company to justify such restriction. Further, Executive acknowledges that Executive’s skills are such that Executive can be gainfully employed in non-competitive employment, and that the agreement not to compete will not prevent Executive from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the Parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, the Company and Executive intend to make this provision enforceable under the law or laws of all applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission or by email, as follows:

If to Executive, addressed to:

Brian J. Cree

[***]

[***]

If to the Company, addressed to:

Vitesse Management Company LLC

9200 E. Mineral Avenue, Suite 200

Centennial, Colorado 80112

Facsimile: 720-361-2501

With a copy (which shall not constitute notice) to:

George Hutchinson

Jefferies Financial Group Inc.

333 Clay St., Suite 1000

Houston, TX 77002

Facsimile: 832-463-4341

or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

9.2    Applicable Law; Submission to Jurisdiction.

(a)    This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Colorado, without regard to conflicts of laws principles thereof.

(b)    With respect to any claim or dispute related to or arising under this Agreement, the Parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Colorado.

9.3 Litigation. Executive agrees to cooperate, in a reasonable and appropriate manner, with the Company and its attorneys, both during and after the termination of his employment, in connection with any litigation or other proceeding arising out of or relating to matters in which Executive was involved prior to the termination of his employment to the extent the Company pays all expenses Executive incurs in connection with such cooperation and to the extent such cooperation does not unduly interfere (as determined by Executive in good faith) with Executive’s personal or professional schedule.

9.4 Dispute Resolution. Except as provided otherwise in Sections 5.6, 6.1 and 8.3, all claims, demands, causes of action, disputes, controversies or other matters in question (“Claims”) arising out of this Agreement or Executive’s service (or termination from service) with the Company, whether arising in contract, tort or otherwise and whether provided by statute, equity or common law, that any Company Entity may have against Executive or that Executive may have against any Company Entity, or against each of the foregoing entities’ respective officers, directors, employees or agents in their capacity as such or otherwise, shall be settled in accordance with the procedures described in Section 9.4(a) and 9.4(b). Claims covered by this Section 9.4 include claims by Executive for breach of this Agreement, wrongful termination, discrimination (based on age, race, sex, disability, national origin, sexual orientation, or any other factor), harassment and retaliation.

(a)    Agreement to Negotiate. First, the Parties shall attempt in good faith to resolve any Claims promptly by negotiations between Executive and executives or directors of the Company and its Affiliates who have authority to settle the Claims. Either Party may give the other disputing Party written notice of any Claim not resolved in the normal course of business. Within five days after the effective date of that notice, Executive and such executives or directors of the Company shall agree upon a mutually acceptable time and place to meet and shall meet at that time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Claim. The first of those meetings shall take place within 30 days of the date of the disputing Party’s notice. If the Claim has not been resolved within 60 days of the date of the disputing Party’s notice, or if the Parties fail to agree on a time and place for an initial meeting within five days of that notice, either Party may elect to undertake arbitration in accordance with Section 9.4(b).

(b)    Agreement to Arbitrate. If a Claim is not resolved by negotiation pursuant to Section 9.4(a), such Claim must be resolved through arbitration regardless of whether the Claim involves claims that the Agreement is unlawful, unenforceable, void, or voidable or involves claims under statutory, civil or common law. Any arbitration shall be conducted in accordance with the then-current Employment Arbitration Rules of the American Arbitration Association (“AAA”). If a Party refuses to honor its obligations under this Section 9.4(b), the other Party may compel arbitration any federal or state court of competent jurisdiction. The arbitrator shall apply the substantive law of Colorado (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law, or both as applicable to the Claims asserted. The arbitrator shall have exclusive authority to resolve any dispute relating to the interpretation, applicability or enforceability or formation of this Agreement (including this Section 9.4), including any claim that all or part of the Agreement is void or voidable and any Claim that an issue is not subject to arbitration. The results of arbitration will be binding and conclusive on the Parties hereto. Any arbitrator’s award or finding or any judgment or verdict thereon will be final and unappealable. The seat of arbitration shall be in the State of Colorado, and unless agreed otherwise by the Parties, all hearings shall take place at the seat. Any and all of the arbitrator’s orders, decisions and awards may be enforceable in, and judgment upon any award rendered by the arbitrator may be confirmed and entered by any federal or state court having jurisdiction in Colorado. All evidentiary privileges under applicable state and federal law, including attorney-client, work product and party communication privileges, shall be preserved and protected. The decision of the arbitrator will be binding on all Parties. Arbitrations will be conducted in such a manner that the final decision of the arbitrator will be made and provided to Executive and the Company no later than 120 days after a matter is submitted to arbitration. All proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrators, shall be kept confidential by all Parties. Each Party shall pay its own attorneys fees and disbursements and other costs of arbitration. The Company shall pay all of the arbitrator’s fees and related costs. EXECUTIVE ACKNOWLEDGES THAT, BY SIGNING THIS AGREEMENT, EXECUTIVE IS WAIVING ANY RIGHT THAT EXECUTIVE MAY HAVE TO A JURY TRIAL OR A COURT TRIAL OF ANY SERVICE RELATED CLAIM ALLEGED BY EXECUTIVE.

9.5 No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9.6 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

9.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.8 Withholding of Taxes and Other Employee Deductions. The Company may withhold from any benefits and payments made pursuant to this Agreement (whether actually or constructively made to Executive or treated as included in Executive’s income under Section 409A of the Code) all federal, state, city and other applicable taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling and all other customary deductions made with respect to the Company’s employees generally.

9.9 References and Construction. In this Agreement: (a) unless the context requires otherwise, all references in this Agreement to sections, subsections or other subdivisions shall be deemed to mean and refer to sections, subsections or other subdivisions of this Agreement; (b)    titles appearing at the beginning of any subdivision are for convenience only and shall not constitute part of such subdivision and shall be disregarded in construing the language contained in such subdivision; (c) the words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited; (d) words in the singular form shall be construed    to include the plural and vice versa, unless the context otherwise requires; (e)    pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; (f) examples shall not be construed to limit, expressly or by implication, the matters they illustrate; (g) the word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions; (h) no consideration shall be given to the fact or presumption that one party hereto had a greater or lesser hand in drafting this Agreement; (i) all references herein to “$” or “dollars” shall refer to U.S. Dollars; and (j) unless the context otherwise requires or unless otherwise provided herein, any reference herein to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument, or document.

9.10 Successors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the Parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either Party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other Party. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to Executive’s estate.

9.11 Term. Termination of this Agreement shall not affect any right or obligation of any Party which is accrued or vested prior to such termination, except as set forth in Article VII. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI, VII, VIII and IX shall survive any termination of the employment relationship and/or of this Agreement.

9.12 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by any Company Entity and Executive, this Agreement and Exhibit A constitutes the entire agreement of the Parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the Parties with respect to employment of Executive by the Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.

9.13 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the Parties to this Agreement; provided that the Company may, with prospective or retroactive effect, amend this Agreement at any time (to the extent Executive is not adversely affected by such amendment), if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Section 409A of the Code or to comply with the provisions of Section 409A of the Code.

9.14 Compliance with Section 409A of the Code. This Agreement is intended to provide payments and benefits that are exempt from or comply with the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent any payment or benefit provided under this Agreement is subject to Section 409A, such benefit shall be provided in a manner that complies with Section 409A, including any IRS guidance promulgated with respect to Section 409A. In this regard, notwithstanding the foregoing provisions of this Agreement, if the payment of any severance compensation or severance benefits under Article VII would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code, and Executive constitutes a specified employee within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any such payments that Executive would otherwise be entitled to during the first six months following Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code shall be accumulated and paid on the date that is six months after Executive’s separation from service (or if such payment date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid under Section 409A of the Code without being subject to such additional taxes and interest.

9.15 Vitesse Energy Guaranty. Vitesse Energy hereby unconditionally and irrevocably guarantees to Executive the timely payment and performance of the financial obligations of the Company owed to Executive under this Agreement, arising after or attributable to any period after the Effective Date, upon the terms and conditions set forth herein. This guaranty provision is absolute, independent and continuing under all circumstances, and is a guaranty of payment and performance, not of collection. Vitesse Energy hereby acknowledges that Executive has given sufficient consideration for this guaranty provision by entering into this Agreement.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

VITESSE MANAGEMENT COMPANY LLC

By:	/s/ Robert W. Gerrity
Name:	Robert W. Gerrity
Title:	Chief Executive Officer

EXECUTIVE

/s/ Brian J. Cree
Brian J. Cree

VITESSE ENERGY, LLC

By:	/s/ Robert W. Gerrity
Name:	Robert W. Gerrity
Title:	Chief Executive Officer

VITESSE OIL, LLC

By:	/s/ Robert W. Gerrity
Name:	Robert W. Gerrity
Title:	Chief Executive Officer

Signature Page to

Third Amended and Restated Employment Agreement

Exhibit A

Form of Waiver and Release Agreement

Vitesse Management Company LLC has offered to pay me certain benefits (the “Benefits”) pursuant to Section 7.1(f) of my Third Amended and Restated Employment Agreement with Vitesse Management Company LLC, effective as of February 18, 2020 (the “Employment Agreement”), which were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Vitesse Management Company LLC and its predecessors, successors and assigns (collectively referred to as the “Company”), its Affiliates (as defined in the Employment Agreement), and their respective directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company; provided, however, that this Waiver and Release shall not apply to (1) any existing right I have to indemnification, contribution and a defense, (2) any directors and officers and general liability insurance coverage, (3) any rights I may have as a shareholder of any member of the Corporate Group, (4) any rights I have to the Benefit Obligations, Accrued Obligations and Bonus Obligations (as such terms are defined in the Employment Agreement), and (5) any rights which cannot be waived or released as a matter of law.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release and has given me at least 21 days from the day I received a copy of this Waiver and Release to sign it.

In exchange for the payment to me of Benefits, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates and (3) waive any rights that I may have under any of the Company’s involuntary severance benefit plans, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. §§ 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Employment Agreement has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of its Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is entered into with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

Exhibit A - 1

Notwithstanding the foregoing, nothing contained in this Waiver and Release is intended to prohibit or restrict me in any way from bringing a lawsuit against the Company to enforce the Company’s obligations to pay me the Benefits. This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Executive disclaims and waives any right to share or participate in any monetary award from the Company resulting from the prosecution of such charge or investigation or proceeding. Notwithstanding the foregoing or any other provision in this Waiver and Release or the Employment Agreement to the contrary, the Company and Executive further agree that nothing in this Waiver and Release or the Agreement (i) limits Executive’s ability to file a charge or complaint with the EEOC, the NLRB, OSHA, the SEC or any other federal, state or local governmental agency or commission (each a “Government Agency” and collectively “Government Agencies”); (ii) limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information and reporting possible violations of law or regulation or other disclosures protected under the whistleblower provisions of applicable law or regulation, without notice to the Company; or (iii) limits Executive’s right to receive an award for information provided to any Government Agencies.

I understand that the Company knowingly and voluntarily waives any and all claims and releases me from any and all claims, demands, actions, liabilities, and damages, including attorneys’ fees and costs, whether known or unknown, arising out of or relating in any way to my employment with or the performance of my duties for the Company or its Affiliates. Notwithstanding the foregoing, I understand that the Company is not waiving or releasing any action related to the commission of any crime or act of willful misconduct by me or releasing me from any of my obligations set forth in the Employment Agreement.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the Employment Agreement set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by___________________, Vitesse Management Company, LLC, 9200 E. Mineral Avenue, Suite 200, Centennial, Colorado 80112, facsimile number: 720-361-2501, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me the Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

Exhibit A - 2

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Employee’s Printed Name	Company Representative

Employee’s Signature	Company’s Execution Date

Employee’s Signature Date

Exhibit A - 3